Florida Atlantic University Signs $20M Agreement to Purchase Advantage2 Quantum Computer

Deal with FAU and the state of Florida expected to advance quantum applications, workforce development and innovation, accelerating Florida’s emergence as a quantum hub

PALO ALTO, Calif. & Boca Raton, Florida – January 27, 2026 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), the only dual-platform quantum computing company, providing annealing and gate-model systems, software, and services, today announced that Florida Atlantic University (FAU) has signed an agreement to purchase and install an Advantage2TM annealing quantum computer at its Boca Raton campus. The agreement represents a $20 million commitment from FAU, aiming to accelerate and solidify the state of Florida’s position as a leader in quantum computing.
The Advantage2 system deployment, expected later in 2026, will serve as the foundation of a new collaboration with D-Wave and FAU to advance quantum computing education, research, and applied innovation in Florida. Under the terms of a separate Memorandum of Understanding, the collaboration could include the creation of a D-Wave Quantum Applications Academy at FAU and support for research, training and workforce development initiatives. In parallel, the state of Florida and the city of Boca Raton are providing job growth and training incentives to expand the talent pool needed to support growing US in-production quantum systems and increased government business.
“This marks a defining moment for FAU and for D-Wave,” said Dr. Alan Baratz, CEO of D-Wave. “Deploying a D-Wave quantum computer at FAU will establish the university as a preeminent center for quantum computing education and research. It signals that the university is not just preparing for the quantum era — it is helping to shape it. For D-Wave, it signifies an important collaboration with a leading academic institution to further quantum computing experimentation and innovation.”
“We are excited to welcome D-Wave, our quantum computing partner, to Boca Raton, a city with a proud history of pioneering technological breakthroughs such as the personal computer,” said FAU President Adam Hasner. “This partnership opens unique opportunities for Florida Atlantic University to provide real-world solutions, advance research, and offer our students hands-on experience with transformative technology. As an R1 research university strategically located in South Florida, FAU is positioned to leverage these resources to tackle challenges in logistics, transportation, materials discovery, finance, and much more. This partnership will truly define how we approach science and innovation, and we are proud to take our place as Florida’s Quantum Computing University.”
“This investment positions Florida and Florida Atlantic University at the forefront of the next generation of computing,” said Florida Secretary of Commerce J. Alex Kelly. “By bringing a quantum computer to FAU, we’re creating new opportunities for research, workforce development, and partnerships that will benefit our economy, national defense, data security, critical life sciences R&D, and transportation and logistics systems—keeping our state competitive for years to come.”
Separately, D-Wave also announced today that it will establish its new corporate headquarters at the Boca Raton Innovation Center. The headquarters will serve as a key U.S. development hub for D-Wave, designed to further quantum computing technology advancement.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

About Florida Atlantic University
Florida Atlantic University serves more than 32,000 undergraduate and graduate students across six campuses along Florida’s Southeast coast. Recognized as one of only 11 institutions nationwide to achieve three Carnegie

Foundation designations - R1: Very High Research Spending and Doctorate Production,” “Opportunity College and University,” and Carnegie Community Engagement Classification - FAU stands at the intersection of academic excellence and social mobility. Ranked among the Top 100 Public Universities by U.S. News & World Report, FAU is also nationally recognized as a Top 25 Best-In-Class College and cited by Washington Monthly as “one of the country’s most effective engines of upward mobility.” To learn more, visit www.fau.edu.
Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
D-Wave Quantum Inc.
Alex Daigle
media@dwavesys.com